UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2023 (June 16, 2023)

Humana Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5975	61-0647538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Main Street, Louisville, Kentucky 40202
(Address of principal executive offices, including zip code)

(502) 580-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01    Regulation FD Disclosure.

Members of Humana Inc.’s (the “Company”) senior management team are scheduled to meet with investors and analysts at various meetings between June 16, 2023 and June 30, 2023. During these meetings, the Company intends to address its prospects and performance. The date and time of presentations to investors are available via the Investor Relations calendar of events on the Company’s website at www.humana.com.

Full Year 2023 Adjusted EPS Guidance

The Company will reaffirm its guidance of at least $27.88 in diluted earnings per common share (“EPS”) or at least $28.25 in adjusted earnings per common share (“Adjusted EPS”), in each case for the year ending December 31, 2023 (“FY 2023”). This guidance is consistent with the guidance issued in Humana’s press release dated April 26, 2023 and reaffirmed on June 1, 2023.

The Company has included Adjusted EPS in this current report, a financial measure that is not in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this measure, when presented in conjunction with the comparable measure of GAAP EPS, is useful to both management and its investors in analyzing the Company’s ongoing business and operating performance. Consequently, management uses Adjusted EPS as an indicator of the Company’s business performance, as well as for operational planning and decision making purposes. Adjusted EPS should be considered in addition to, but not as a substitute for, or superior to, GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS follows:

Diluted earnings per common share	FY 2023 Guidance
GAAP	at least $27.88
Amortization of identifiable intangibles	0.50
Put/call valuation adjustments associated with Company's non-consolidating minority interest investments	0.42
Transaction and integration costs	(0.41)
Change in fair market value of publicly-traded equity securities	(0.01)
Impact of exit of employer group commercial medical products business	0.13
Tax impact of non-GAAP adjustments	(0.26)
Adjusted (non-GAAP) – FY 2023 projected	at least $28.25

Utilization Trends, 2023 Insurance Segment Benefit Expense Ratio Guidance, and Second Quarter 2023 Commentary

The Company will also reaffirm its full year Insurance segment benefit expense ratio guidance of 86.3 to 87.3 percent, although the Company now expects to be at the top end of this full year range. This expectation is primarily driven by the emergence of higher than anticipated non-inpatient utilization trends, predominately in the categories of emergency room, outpatient surgeries, and dental services, as well as inpatient trends that have been stronger than anticipated in recent weeks, diverging from historical seasonality patterns. In addition, the Company has continued to experience strong individual Medicare Advantage growth in recent months. Membership growth during the Open Enrollment Period included a higher-than-expected proportion of age-ins, which tend to run a higher benefit expense ratio than the average new member. As previously disclosed, on average, new members take approximately 3 years to achieve mature profitability levels.

At this time, the Company assumes it will continue to experience moderately higher-than-expected trends for the remainder of the year, which will be offset by a variety of factors, including higher-than-expected favorable prior year development, additional administrative expense reductions, higher than previously anticipated investment income and other business outperformance.

With respect to the second quarter 2023 Insurance segment benefit expense ratio, the Company now believes actual results will be biased towards the top half of its full year range of 86.3 percent to 87.3 percent. As a reminder, the Company’s consolidated benefit expense ratio is expected to be approximately 40 to 50 basis points lower than the Insurance segment benefit expense ratio in each period due to intercompany eliminations. In addition, the

Company continues to expect the percentage of second quarter 2023 Adjusted EPS, as compared to the full year Adjusted EPS guidance, to be in the low thirties, consistent with the commentary provided on its first quarter 2023 earnings call on April 26, 2023.

The Company will also note, consistent with historical practice, it considered the initial emergence of these trends in connection with the 2024 Medicare Advantage bids submitted on June 5, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ John-Paul W. Felter
John-Paul W. Felter
Senior Vice President, Chief Accounting Officer & Controller
(Principal Accounting Officer)
Dated: June 16, 2023